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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


The Board of Directors
Horizon Organic Holding Corporation:

Our report dated January 26, 1999, contains an explanatory section that states that we did not audit the financial statements of Sunrise Organic Farms, Inc. (a
26.825 percent owned investee company as of December 28, 1996). The financial statements of Sunrise Organic Farms, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sunrise Organic Farms, Inc. for the 52 weeks ended December 28, 1996, is based solely on the report of the other auditors.

We consent to incorporation by reference in the registration statement on Form S-8 of Horizon Organic Holding Corporation of our report dated January 26, 1999, relating to the consolidated balance sheets of Horizon Organic Holding Corporation and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997 and the 52 weeks ended December 28, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Horizon Organic Holding Corporation.


/s/ KPMG LLP
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KPMG LLP
Boulder, Colorado
March 29, 1999